EXHIBIT 23

Consent of Price Waterhouse LLP

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-22521) and Form S-8 (No. 333-35901) of Amphenol Corporation of our report dated January 14, 1997, except as to the restatement of net income per common share for the two years ended December 31, 1996 as described in Note 1 under the caption "Net Income per Share," which is as of March 25, 1998, appearing on page 19 of this Form 10-K.


Price Waterhouse LLP
March 25, 1998